EX-2.3

                NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

                NON -COMPETITION AND NON-DISCLOSURE AGREEMENT

     AGREEMENT (this "Agreement"), dated as of May 4, 2004, by and between FREESTAR TECHNOLOGY CORPORATION, a Nevada corporation having offices at Calle Fantino Falco, J.A. Baez Building, 2nd Floor, Santo Domingo, Dominican Republic (the "Buyer"), and UNICOMP, INC., a Colorado corporation having offices at 6478 Putnam Ford Road, Suite 208, Woodstock, Georgia 30189 (the "Stockholder");

                                 WITNESSETH:

      WHEREAS, on the date hereof, pursuant to that certain Asset Purchase Agreement of even date herewith (the "Purchase Agreement"), by and among the Buyer, UniPay, Inc. (the "Seller") and the Stockholder, the Buyer is acquiring all of the assets and properties of the Seller used to provide or act as an electronic gateway between sellers of goods and services and processors of payments for such goods and services made via credit cards and debit cards, presently located at Seller's facility in Murphy, North Carolina (the "Business"), as a going concern;

     WHEREAS, the Stockholder has heretofore been the sole stockholder of the Seller, and as such, will derive substantial benefit from the transactions contemplated by the Purchase Agreement;

     WHEREAS, by reason of its ownership and management of the Seller, the Stockholder has detailed knowledge and possesses confidential information concerning the Business;

     WHEREAS, in order to induce the Buyer to consummate the transactions contemplated by the Purchase Agreement, the Stockholder has agreed, and the Buyer has required the Stockholder, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Purchase
Agreement, the parties hereby agree as follows:

     10.  Restrictive Covenants.

          (a)  The Stockholder hereby acknowledges and agrees that:
(i) the business contacts, customers, suppliers, technology, know-how, trade secrets, marketing techniques, operating methods and other aspects of the Business have been of value to the Seller, and have provided the Seller (and will hereafter provide the Buyer) with substantial competitive advantage in the operation of the Business, and (ii) by virtue of its ownership and management of the Seller as its sole stockholder, the Stockholder has detailed knowledge of and possesses confidential information concerning the Business.

          (b) The Stockholder hereby agrees, for the benefit of the Buyer and its subsidiaries, that it shall not, directly or indirectly, for itself or through or on behalf of any of its subsidiaries or affiliates, or any other person or entity, in each case relating only to the Business:

            (i) at any time from and after the date hereof, except to the extent required by law or in connection with any legal proceeding of which the Stockholder has theretofore given written notice to the Buyer, divulge, transmit or otherwise disclose or cause to be divulged, transmitted or otherwise disclosed, any business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of the Seller or the Buyer of whatever nature, whether existing on or prior to the date hereof or arising from and after the date hereof (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) it is a matter of common knowledge or public record, (B) it is generally known in the industry, or (C) the Stockholder can demonstrate that such information was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement known to the Stockholder); and/or

            (ii) at any time from the date hereof through and including the second (2nd) anniversary of the date hereof (the "Restrictive Period"), solicit, seek to hire, employ or retain (directly or indirectly, whether as an employee, consultant or otherwise) any person employed or retained by the Buyer at such time or within one (1) year prior to such solicitation, hiring, employment or retention, or otherwise materially and adversely interfere with the relationship between the Buyer and any such person, without the prior written consent of the Buyer in each instance; and/or

            (iii) at any time during the Restrictive Period, solicit, canvass or approach or endeavor to solicit, canvass or approach any person or entity which the Stockholder knows (or should have known) was provided with products or services of the Business by the Seller or the Stockholder at any time, for the purpose of offering services or products which compete with or are functionally similar to the services or products of the Business supplied by the Seller or the Stockholder.

     2. Remedies. The Stockholder and the Buyer hereby acknowledge and agree that any breach by the Stockholder, directly or indirectly, of the foregoing restrictive covenants will cause the Buyer and/or its affiliates irreparable injury for which there is no adequate remedy at law. Accordingly, the Stockholder expressly agrees that, in the event of any such breach or any threatened breach hereunder by the Stockholder, directly or indirectly, the Buyer and its subsidiaries shall be entitled, in addition to any and all other remedies available, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this Agreement.

     3. Expenses. In the event of any dispute under or arising out of this Agreement, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with prosecuting or defending the subject dispute.

     4. Benefits and Obligations. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Buyer and its subsidiaries, successors and assigns, and the Stockholder and its subsidiaries, successors and assigns; provided, however, that the obligations of the Stockholder contained herein may not be delegated or assigned.

     5. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties agree to the exclusive jurisdiction and venue of Florida and Georgia state and federal courts with respect to any action between the parties relating to this Agreement.

     6. Severability. It is acknowledged, understood and agreed that the restrictions contained in this Agreement (a) are made for good, valuable and adequate consideration received and to be received by the Stockholder, and (b) are reasonable and necessary, in terms of the time, geographic scope and nature of the restrictions, for the protection of the Buyer and the good will thereof. It is intended that said provisions be fully severable, and in the event that any of the foregoing restrictions, or any portion of the foregoing restrictions, shall be deemed contrary to law, invalid or unenforceable in any respect by any court or other tribunal of competent jurisdiction, then such restrictions shall be deemed to be amended, modified and reduced in scope and effect, only to that extent necessary to render same valid and enforceable, and any other of the foregoing restrictions shall be unaffected and shall remain in full force and effect.

     7. Waiver, Amendment or Modification. Neither this Agreement nor any of the terms and conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. No waiver of any provision, performance or default hereunder in any instance shall be construed as a continuing waiver of such provision, performance or default, or a waiver of any other provision, performance or default, or of any future performance or default.

     8. Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service, or three (3) business days after being mailed by certified mail, return receipt requested, addressed to a party at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice.

     9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

FREESTAR TECHNOLOGY CORPORATION


By: /s/  Paul Egan
Paul Egan
President & Chief Executive Officer


UNICOMP, INC.


By: /s/  Stephen A. Hafer
Stephen A. Hafer
Chief Executive Officer